Exhibit 3.1

CALIBERCOS INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE

delaware GENERAL CORPORATION LAW

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, CALIBERCOS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation” or “Company”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable law, and in accordance with the provisions of its certificate of incorporation and by-laws, has authorized and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 100,000,000 shares of Class A common stock, $0.001 par value per share, 15,000,000 shares of Class B common stock, $0.001 par value per share (the “Class B Common Stock”), and 22,500,000 shares of Preferred Stock, and, further, authorizes the Board of Directors of the Corporation, to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation law.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated on or around September 11, 2025, the Board of Directors approved the designation of 50,000 shares of the Preferred Stock as Series B Convertible Preferred Stock, par value $0.001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Capitalized terms used and not otherwise immediately defined are defined in Section 9 below.

1.            Designation, Amount, Par Value and Subordination. The series of preferred stock shall be designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be 50,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series B Preferred Stock voting as a separate class (each, a “Holder” and collectively, the “Holders”). Each share of Series B Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000 per share (the “Stated Value”). As to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up, the Series B Preferred Stock shall rank (i) senior to the Common Stock and Class B Common Stock, (collectivley, the “Junior Securities”), (ii) junior to all other classes of preferred stock of the Corporation in existence immediately prior to the designation of the Series B Preferred Stock and (iii) pari passu with any other class or series of capital stock of the Corporation hereafter created, the terms of which are substantially similar to those set forth herein.

2.            Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 6 of this Certificate of Designations, no other dividends shall be paid on shares of Series B Preferred Stock.

3.            Voting.

a.            Voting Rights. The Holders of Series B Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law. Notwithstanding the foregoing, in addition, as long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Preferred Stock, voting as a separate class, alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock in this Certificate of Designation, or enter into any agreement with respect to any of the foregoing.

4.            Liquidation, Dissolution, or Winding-Down.

a.            Payments to Holders of Series B Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series B Preferred Stock and (iii) in preference and priority to the holders of the Junior Securities, an amount equal to 100% of the Stated Value and no more, in proportion to the full and preferential amount that all shares of the Series B Preferred Stock are entitled to receive. The Corporation shall mail written notice of any such Liquidation not less than 20 days prior to the payment date stated therein, to each Holder.

5.            Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows.

a.            Optional Conversion. Each share of Series B Preferred Stock shall be convertible at the option of the Holder thereof, in whole or in part, at any time pursuant to this certificate of designations (the “Certificate of Designations”), without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value per share being converted by the Series B Conversion Price in effect at the time of conversion. The “Series B Conversion Price” per share of Common Stock shall be $250.00, subject in each case to adjustment as provided in this Certificate of Designations.

b.            Notice of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the Conversion Date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series B Preferred Stock to the Corporation. Certificates representing the Series B Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES B CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c.            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d.            Mechanics of Conversion.

i.            Issuance of Common Stock upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall issue, or cause to be issued, to the converting Holder the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred Stock, in uncertificated book- entry form on the stock ledger of the Corporation’s Common Stock, and shall send to the registered holder of such shares of Common Stock any notice or statement required by the Delaware General Corporation Law. All shares of Series B Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Share Delivery Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor as provided herein, and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided herein.

e.            Reservation of Shares Issuable upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Preferred Stock, such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B Preferred Stock (excluding the Beneficial Ownership Limitation). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue in accordance with the terms herein, be duly authorized, validly issued, fully paid and non-assessable.

f.             Beneficial Ownership Limitations. Notwithstanding anything to the contrary contained herein, a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons (as defined below) acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Holder’s Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of the Series B Preferred Stock beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 5(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Holder is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(f), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding at the time of the respective calculation hereunder.

6.            Certain Adjustments.

a.            Subdivision or Combination of Stock, etc. If the Company, at any time, (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Series B Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to the immediately preceding sentence shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

b.            Reorganization, Reclassification, Consolidation, Merger or Sale. At any time while the Series B Preferred Stock is outstanding, if any recapitalization, reclassification or reorganization of the capital stock of the Corporation, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or other assets or property (an “Organic Change”), then lawful and adequate provisions shall be made by the Corporation whereby the Holders shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Corporation immediately theretofore purchasable and receivable upon the conversion of the Series B Preferred Stock) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full conversion of the Series B Preferred Stock (excluding the Beneficial Ownership Limitation). In the event of any Organic Change, appropriate provision shall be made by the Corporation with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Series B Conversion Price) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion thereof. To the extent necessary to effect the foregoing provisions, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each Holder at the last address of such Holder appearing on the books of the Corporation, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase. If there is an Organic Change, then the Corporation shall cause to be mailed to each Holder at its last address as it shall appear on the books and records of the Corporation, at least ten (10) calendar days before the effective date of the Organic Change, a notice stating the date on which such Organic Change is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares for securities, cash, or other property delivered upon such Organic Change; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Each Holder is entitled to convert such Holder’s Series B Preferred Stock during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice. In any event, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall be deemed to assume such obligation to deliver to such Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

c.            Adjustment to Series B Conversion Price. The calculation of the Series B Conversion Price shall be adjusted consistent with the provision of this Section 6 should any of the events described in this Section 6 take place. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense shall, within ten (10) calendar days of the occurrence of the respective event described in this Section 6, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

7.            Optional Redemption. Shares of the Series B Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, in cash, at any time, subject to the Redemption Notice requirements below, at a price per share equal to the Stated Value. The Corporation may undertake multiple partial redemptions. The Corporation shall provide written notice to all holders of record of shares of Series B Preferred Stock specifying the time (the “Redemption Date”) and place of such redemption (the “Redemption Notice”), at their respective addresses as the same shall appear on the stock books of the Corporation, but no failure on the part of the shareholder to receive such notice and no defect in the wording of the notice shall affect the validity of the proceedings adopted with respect to the redemption of any such shares. The Redemption Notice shall be given not less than one (1) Trading Day prior to the Redemption Date. After the Corporation has furnished its Redemption Notice, each holder of shares of Series B Preferred Stock called for redemption may, on or before the close of the last business day preceding the designated Redemption Date, convert such shares into shares of Common Stock in accordance with the conversion privileges set forth herein.

8.            Status of Series B Preferred Stock Converted or Reacquired. Shares of Series B Preferred Stock converted into Common Stock or reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series, and may be redesignated and reissued as part of any series of the preferred stock.

9.            Definitions. As used herein, the following terms shall have the following meanings:

a.	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

b.	“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

c.	“Common Stock” means the Corporation’s Class A common stock, par value $0.0001 per share.

d.	“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

e.	“Conversion Date” with respect to any share of Series B Preferred Stock means any day on which such share is to be converted into Common Stock pursuant to Section 5.

f.	“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

g.	“Holder” means a holder of Series B Preferred Stock.

h.	“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

i.	“Principal Market” shall mean the principal securities exchange or trading market where such Common Stock is listed or traded, including but not limited to any tier of the OTC Markets, any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), or the NYSE American, or any successor to such markets.

j.	“SEC” means the United States Securities and Exchange Commission.

k.	“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

l.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

m.	“Trading Day” means any day on which the Common Stock is traded on the Principal Market.

10.          Governing Law. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Any action brought by the Company concerning the transactions contemplated by this Certificate of Designations or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in a state or federal court located in the Commonwealth of Massachusetts. Any action brought by the Holder concerning the transactions contemplated by this Certificate of Designations or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in a state or federal court located in the Commonwealth of Massachusetts. Notwithstanding anything in the foregoing to the contrary, nothing herein shall limit, or shall be deemed or construed to limit, the ability of the Holder to realize on any collateral or any other security, or to enforce a judgment or other court ruling in favor of the Holder, including through a legal action in any court of competent jurisdiction. The Company hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any objection to jurisdiction and venue of any action instituted hereunder, any claim that it is not personally subject to the jurisdiction of any such court, and any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper (including but not limited to based upon forum non conveniens). THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The Company irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Certificate of Designations or any other agreement, certificate, instrument or document contemplated hereby or thereby by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to Company at the address in effect for notices to it under this Certificate of Designations and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The prevailing party in any action or dispute brought in connection with this Certificate of Designations or any other agreement, certificate, instrument or document contemplated hereby or thereby shall be entitled to recover from the other party its reasonable attorney’s fees and costs. If any provision of this Certificate of Designations shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Certificate of Designations in that jurisdiction or the validity or enforceability of any provision of this Certificate of Designations in any other jurisdiction.

11.          Severability.  If any word, phrase, provision or clause of this Certificate of Designations is deemed to be invalid, illegal, or unenforceable, only such specific content shall be deemed stricken from this Certificate of Designations and all remaining language, content, rights, restrictions and privileges of this Certificate of Designations shall remain in effect.  If any word, phrase, provision or clause of this Certificate of Designations is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, this Certificate of Designations, Preferences and Rights of Series B Preferred Stock has been executed by a duly authorized officer of the Corporation on September 11, 2025.

CALIBERCOS INC.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler, II
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares of Class A common stock, $0.001 par value per share (the “Common Stock”), of CALIBERCOS INC., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Stated Value of shares of Series B Preferred Stock to be Converted:

Applicable Conversion price:

Number of shares of Series B Preferred Stock to be
owned subsequent to Conversion:

[HOLDER]

Name:
Title: